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                                                                    Exhibit 23.5


            CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION




Board of Directors
USA Waste Services, Inc.
1001 Fannin, Suite 4000
Houston, TX 77002

          We hereby consent to the inclusion of our opinion letter, dated as of March 10, 1998, to the Board of Directors of USA Waste Services, Inc. ("USA Waste") as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the merger of USA Waste and Waste Management, Inc, and to the references therein to Donaldson, Lufkin & Jenrette Securities Corporation under the captions "Summary-Opinions of Financial Advisors," "The Merger-Background of the Merger," "The Merger-Reasons for the Merger; Recommendations of the Board of Directors," and "The Merger-Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

New York, New York
June 5, 1998

                                   DONALDSON, LUFKIN & JENRETTE SECURITIES
                                   CORPORATION


                                   By: /s/ Mark A. Pytosh
                                      -------------------------------------
                                        Name: Mark A. Pytosh
                                        Title: Managing Director